Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
April 17, 2012	Investor Contact: Micah S. Goldstein (276) 627-2565

STANLEY FURNITURE ANNOUNCES

FIRST QUARTER 2012 OPERATING RESULTS

Company Shows both Top and Bottom Line Improvements as Progress Continues

STANLEYTOWN, VA, April 17, 2012/Businesswire/ — Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reported sales and operating results for the first quarter of 2012.

Highlights from the first quarter of 2012 include:

•	Net sales were $26.8 million, a 0.8% increase compared to the first quarter of 2011 and an 8.7% increase on a sequential quarter basis.

•	Gross margin improved to 13.4% of net sales compared to 6.4% in the first quarter of 2011.

•	Selling, general and administrative expenses were $4.6 million (17.1% of net sales) compared to $5.1 million (19.3%) in the first quarter of 2011.

•	Operating loss for the first quarter was $984,000 compared to a loss of $3.4 million in first quarter of 2011.

•	As of March 31, 2012, the company’s financial position reflected $11.8 million in cash and restricted cash, and the company remained debt free.

•

Subsequent to quarter end, the company began to receive Continued Dumping and Subsidy Offset Act (CDSOA) proceeds for funds that were previously withheld under the antidumping duty order for wooden bedroom furniture imported from China. At the time of this release, the company had received $9.5 million and expects to receive the remaining $30.5 million in the coming weeks. These proceeds will be recorded as income during the second quarter.

•	The company is projecting second quarter net sales to be down slightly from prior year and expects a continued narrowing of operating losses.

Overview

Net sales for the first quarter of 2012 increased slightly to $26.8 million compared to $26.6 million in the first quarter of 2011 and represented an 8.7% increase on a sequential quarter basis. Operating loss narrowed substantially to $984,000 compared to a $3.4 million (including $768,000 in restructuring charges) operating loss in the first quarter of 2011.

Commenting on the results, Glenn Prillaman, President and Chief Executive Officer said, “We are pleased with our continued progress operationally and our first quarter of positive year over year sales growth since 2006. The top-line growth and the further improvements to our cost structure support our strategic direction and confirm our team’s ability to execute in both of our operating models. We have made significant progress over the last five quarters and are closing in on profitability. Our efforts to promote both brands during the first quarter were met with success and we continue to focus our efforts on regaining the confidence of our retail and interior design partners who continue to tell us our products are becoming a better value in the marketplace. We protected the strength of our balance sheet early in our transition and as our recovery becomes more apparent, we continue investing in the areas of our business that we believe will create long-term shareholder value.”

Balance Sheet

Cash and restricted cash on hand at quarter-end was $11.8 million, down from $17.3 million at December 31, 2011. Capital investments associated with modernizing our domestic manufacturing facility in Robbinsville, NC and our information systems totaled $2.2 million during the first quarter. Working capital, excluding cash and restricted cash, increased to $31.5 million from $28.8 million at year-end 2011.

Subsequent to the end of the quarter, the company received $9.5 million in CDSOA proceeds and expects the remaining $30.5 million by April month end. “As we have said many times before, we do not need these funds to execute our strategy,” commented Micah Goldstein, Chief Operating and Financial Officer. “While it does secure the strength of our balance sheet, returning to profitability and generating cash from operations remain our primary objectives.” he concluded.

Outlook

In closing, Prillaman remarked, “Despite the fact that we do not see the consumer confidence we would like driving more sales for upscale wood residential furniture, we are energized about the initiatives we have underway to continue to improve how we service our customers and expand our brands’ reach in the marketplace. The recently announced consolidation of our corporate offices into a newly remodeled, multi-purpose facility in downtown High Point; our decision to attend our first Vegas Market in January 2013; and our continuing to enhance the value of our product offerings all position the company for growth without a substantial increase of administrative expenses. Although we don’t expect to be profitable in the second quarter we do expect to show continued financial improvements, remembering that the second quarter is traditionally a slower period for our top line”, concluded Prillaman.

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading designer and manufacturer of wood furniture targeted at the premium segment of the residential market. The company offers two major product lines. Its Stanley Furniture brand represents its fashion-oriented adult furniture and competes through an overseas sourcing model in the upscale market through superior finish, styling and piece assortment. Its Young America brand is positioned as the leader in the infant and youth segment and differentiates through a domestic manufacturing model catering to parent preferences such as child safety, color, choice and quick delivery of customized special orders. The company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Conference Call Details

The Company will host a conference call Wednesday morning, April 18, 2012 at 9:00 a.m. Eastern Time. The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com. The dial-in-number for the replay (available through May 18, 2012) is (877) 660-6853, the account reference number is 275 and the conference number is 389069.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include our success in profitably producing Young America products in our domestic manufacturing facility, disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, lower sales due to worsening of current economic conditions, the cyclical nature of the furniture industry, business failures or loss of large customers, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes in consumer tastes and fashions in a timely manner, competition in the furniture industry including competition from lower-cost foreign manufacturers, the inability to obtain sufficient quantities of quality raw materials in a timely manner, environmental, health, and safety compliance costs, failure or interruption of our information technology infrastructure, limited use of operating loss carry forwards due to ownership change and extended business interruption at our manufacturing facility. Any forward looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward looking statements, whether as a result of new developments or otherwise.

All earnings per share amounts are shown on a diluted basis.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.

Consolidated Operating Results

(in thousands, except per share data)

	March 31, 2012	April 02, 2011
Net sales	$26,781	$26,571

Cost of sales	23,184	24,886

Gross profit (loss)	3,597	1,685

Selling, general and administrative expenses	4,581	5,121

Operating loss	(984)	(3,436)

Other income, net	21	29
Interest income	6
Interest expense	602	538

Loss before income taxes	(1,559)	(3,945)

Income tax expense (benefit)	4	(16)

Net loss	$(1,563)	$(3,929)

Diluted loss per share	$(.11)	$(.27)

Weighted average number of shares	14,345	14,345

STANLEY FURNITURE COMPANY, INC.

Consolidated Condensed Balance Sheets

(in thousands)

	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash	$10,229	$15,700
Restricted cash	1,587	1,587
Accounts receivable, net	10,885	10,252
Inventories	31,732	31,084
Prepaid expenses and other current assets	3,145	3,380
Deferred income taxes	558	519

Total current assets	58,136	62,522

Property, plant and equipment, net	18,993	17,590
Other assets	333	496

Total assets	$77,462	$80,608

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,186	$9,963
Accrued expenses	5,616	6,493

Total current liabilities	14,802	16,456

Deferred income taxes	558	519
Other long-term liabilities	6,476	6,593

Stockholders’ equity	55,626	57,040

Total liabilities and stockholders’ equity	$77,462	$80,608

STANLEY FURNITURE COMPANY, INC.

Consolidated Condensed Statements of Cash Flows

(in thousands)

	Three Months Ended
	March 31, 2012	April 02 2011
Cash flows from operating activities:
Cash received from customers	$26,097	$24,139
Cash paid to suppliers and employees	(29,234)	(28,330)
Interest received	3
Income taxes paid, net	(68)	(52)

Net cash used by operating activities	(3,202)	(4,243)

Cash flows from investing activities:
Capital expenditures	(1,835)	(409)
Purchase of other assets	(401)	(38)
Proceeds from sale of assets		1,472

Net cash (used) provided by investing activities	(2,236)	1,025

Cash flows from financing activities:
Capital lease payments	(33)

Net cash provided by financing activities	(33)

Net decrease in cash	(5,471)	(3,218)
Cash at beginning of period	15,700	25,532

Cash at end of period	$10,229	$22,314

Reconciliation of net loss to net cash used by operating activities:
Net loss	$(1,563)	$(3,929)
Depreciation and amortization	415	387
Stock-based compensation	187	8
Changes in working capital	(2,756)	(1,167)
Other assets	599	510
Other long-term liabilities	(84)	(52)

Net cash used by operating activities	$(3,202)	$(4,243)